PARTICIPATION AGREEMENT
                          McMoRan 1997 Exploration Program
                                                                    PAGE

          I.        DEFINITIONS                                       4

          II.       PURPOSE; OPERATIONS                               8
                    2.1  Purpose                                      9
                    2.2  McMoRan's Efforts                            9
                    2.3  Operator                                     9

          III.      INTERESTS OF THE PARTIES                          9
                    3.1 Sharing of Exploration Expenditures           9
                    3.2 Ownership Interests                          10
                    3.3 McMoRan Group Participation                  10

          IV.       EXPLORATION EXPENDITURES                          10
                    4.1  Exploration Expenditures                     10

          V.        ACQUISITION OF LEASEHOLD INTERESTS                14
                    5.1 Acquisition of Additional Leasehold Interests 14
                    5.2 Excluded Areas                                14
                    5.3 Obligation                                    15

          VI.       EXPLORATION FUND                                  15
                    6.1  General                                      15
                    6.2  Limitations on McMoRan's Authority to Commit
                         Exploration Fund                             16
                    6.3  Budget Meetings and Reports                  16

          VII.      SCIENTIFIC STUDIES AND INFORMATION                17

          VIII.     PROSPECTS                                         18
                    8.1  Prospects                                    18
                    8.2  Designation of Prospects After Program Term  20

          IX.       DRILLING OF EXPLORATORY WELLS                     21
                    9.1  During Program Term                          21
                    9.2  After Program Term                           23

          X.        FARMOUT OR PARTICIPATION AGREEMENTS               23
                    10.1 Participation Agreements                     23
                    10.2 Farmout Agreements                           24
                    10.3 Trade Agreements                             24

          XI.       BURDENS                                           25

          XII.      OPERATING AGREEMENT                               26

          XIII.     AREA OF MUTUAL INTEREST                           26
                    13.1 Third Party Area of Mutual Interest
                         Agreements                                   26
                    13.2 Program Area of Mutual Interest Agreement    27

          XIV.      ASSUMPTION OF INTEREST                            30

          XV.       OWNERSHIP OF PRODUCTION; GAS BALANCING AGREEMENT  30
                    15.1 Ownership of Production                      30

          XVI.      RELATIONSHIP OF THE PARTIES                       31
                    16.1 Tax Partnerships                             31

          XVII.     BILLINGS; NOTICES                                 32

          XVIII.    SPECIAL NON-CONSENT ELECTIONS                     32
                    18.1 Casing Point Election - Onshore Prospects    32
                    18.2 Elections Prior to Platform Installation -
                         Offshore Prospects                           33
                    18.3 Time Period                                  33
                    18.4 Completion Attempt by Participant - Onshore  33

          XIX.      PROGRAM TERM                                      34
                    19.1 Program Term                                 34
                    19.2 Unfunded Prospects                           34

          XX.       OPERATIONS AFTER PROGRAM TERM                     35
                    20.1 General                                      35
                    20.2 Exploratory Wells                            35
                    20.3 Development Expenditures                     35
                    20.4 Provisions Which Do Not Survive the End of
                         the Program Term                             35

          XXI.      CONFIDENTIALITY                                   36

          XXII.     INSURANCE                                         37
                    22.1 Insurance for Program                        37

          XXIII.    RECORD TITLE, ASSIGNMENT                          39
                    23.1 Record Title                                 39
                    23.2 Assignment                                   41

          XXIV.     SUBSEQUENT INTERESTS                              41

          XXV.      GENERAL                                           42
                    25.1 Records                                      42
                    25.2 Access                                       43
                    25.3 Claims & Litigation                          43
                    25.4 Good Faith                                   44
                    25.5 Governing Law                                44
                    25.6 Failure to Respond                           44
                    25.7 Conflicts                                    45
                    25.8 Reciprocal Rights                            45
                    25.9 Binding Effect                               45



                                      EXHIBITS

                   I)    PROGRAM OPERATING AGREEMENT (OFFSHORE)
                  II)    PROGRAM OPERATING AGREEMENT (ONSHORE)
                 III)    CERTAIN EXCLUDED AREAS
                  IV)    PROVISIONS CONCERNING TAXATION
                   V)    INITIAL LEASEHOLD INVENTORY



                                 PARTICIPATION AGREEMENT
                             McMoRan 1997 Exploration Program



                    This Participation Agreement ("the Agreement") is  made
               as of the 15th day of December, 1997 between McMoRan Oil & Gas Co. ("McMoRan") and Gerald J. Ford ("Participant").


                                       WITNESSETH:


                                            I.

                                       Definitions


                    As used in  this Agreement, the  following terms  shall
               have the meanings set forth below:

          1.1 Affiliate means, with respect to any person, a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified. With respect to a natural person, the term "Affiliate" shall also include that person's spouse or anyone related to such person by first or second degree of consanguinity or affinity and any trust or partnership beneficially owned by such persons.

          1.2 Area of Mutual Interest or AMI means, with respect to any Prospect, the geographic area more particularly described in Article XIII.

          1.3 Casing Point means the point at which determination is made either to run production string of casing and attempt a completion, or to abandon the well.

          1.4  Committed List means the list  described in Paragraph  19.1 hereof.

          1.5  Development Expenditures means those charges applicable  to
               each  Prospect  which  are  not  Exploration   Expenditures.

          1.6  Development Well means any well which is not an  Exploratory
               Well.

          1.7  Excluded Area means any of the areas described in  Paragraph
               5.2 hereof.

          1.8  Exploration  Expenditures means those  charges described  in
               Article IV.

          1.9  Exploration  Fund means  the  fund  created  by   McMoRan,
               Participant and the other members of the McMoRan Group for the acquisition and exploration of Leasehold Interests and the other purposes of the Exploration Program as more fully described in Article VI, together with any cash contributions received by the Program from third parties.

          1.10 Exploration Program or Program means the McMoRan operated program pursuant to which the McMoRan Group has or will acquire and explore Prospects in the Program Area during the Program Term pursuant to this Agreement and the agreement between McMoRan and the other members of the McMoRan Group.

          1.11 Exploratory Well means any well drilled by the Program on an Onshore Prospect prior to the completion thereon by the Exploration Program of a well capable of production in Paying Quantities or, as to an Offshore Prospect, means the first and/or second well drilled on a Prospect by the Program prior to the first installation thereon by the Program of a drilling and/or production platform.

          1.12 Initial Leasehold Inventory means those Leasehold Interests described in Paragraph 2.1 hereof.

          1.13 Leasehold Interests means any right, title or interest acquired in, to and under any oil or gas lease or any other interest in oil or gas, including, without limitation, contractual rights, which confer on the holder thereof the right to share, or acquire the right to share, in the production or the proceeds of production of oil or gas.

          1.14 Leasehold   Interests  Costs means,   with  respect  to   a
               particular Leasehold Interests, the actual cost incurred by the Program for acquisition thereof, in each case including, without limitation, all bonuses, delay rentals, brokerage fees, and outside attorney's fees.

          1.15 McMoRan Group means McMoRan, Participant and those other parties participating through McMoRan on a program type basis in a significant portion of McMoRan's exploration activities in all or part of the Program Area.

          1.16 Non-Operator  means,  as  to  any  Leasehold  Interests   or
               Prospect, a working interest owner therein who is not designated to act as Operator.

          1.17 OCS means the outer continental shelf of the Gulf of Mexico under Federal leasing jurisdiction.

          1.18 Offshore Prospect means any Prospect located in the OCS, and/or in that portion of the Gulf of Mexico under the leasing jurisdiction of the adjacent states.

          1.19 Onshore Prospect means a Prospect located in the Program Area which is not an Offshore Prospect.

          1.20 Operator means, as to any Leasehold Interests or Prospect, the party hereto designated to manage and supervise the drilling and/or completion and operation of oil or gas wells thereon.

          1.21 Participant means Gerald J. Ford.

          1.22 Paying Quantities means production of oil and/or gas in quantities sufficient to yield a return in excess of operating cost.

          1.23 Program Area means the OCS, and that portion of the Gulf of Mexico under the leasing jurisdiction of the adjacent states and the balance of the lower 48 states of the continental United States, except the Excluded Areas.

          1.24 Program  Operating  Agreement means  the  Joint   Operating
               Agreement  (Offshore)  or  the  Joint  Operating   Agreement
               (Onshore) attached hereto as Exhibits I and II respectively, depending upon whether the relevant operation is with respect to an Offshore Prospect or an Onshore Prospect.

          1.25 Program Term means the period beginning on the date hereof and ending at the end of the Program Term as set forth in
               Article XIX.

          1.26 Prospect means an area designated as such pursuant to Paragragh 8.1.

          1.27 Technical   Consultants means   those   geologists    and
               geophysicists and related personnel working therewith who are hired or retained by McMoRan as independent consultants some portion of whose efforts are to develop or evaluate Prospects hereunder.


                                         II.

                                 Purpose; Operations


                    2.1 Purpose. This Agreement has been entered into to provide Participant along with other members of the McMoRan Group a means of acquiring, exploring and developing oil and gas Prospects in the Program Area, including but not limited to the acquisition of the Initial Leasehold Inventory, during the Program Term.

               Effective April 1, 1997, Freeport-McMoRan Resource Partners, Limited Partnership ("FRP") and McMoRan established the McMoRan 1997 Exploration Program pursuant to the Participation Agreement, a copy of which has been furnished to Participant. Prior to the effective date hereof, McMoRan and FRP evaluated by drilling certain of the prospects subject to the Exploration Program and, effective as of the date hereof, McMoRan and FRP have agreed to expand the Exploration Program for the remaining term of the Program by increasing the budget for the Exploration Program and adding additional participants.

               Participant will participate in the properties and rights of the Program, excluding only those properties and assets associated with the properties which are located in the Excluded Areas which exclusions include but are not limited to the prospects that were evaluated prior to the effective date hereof ("Excluded Properties"). The Leasehold Interests of the Program as of the effective date hereof, excluding those which are Excluded Properties, shall be the Initial Leasehold Inventory hereunder, which are identified on Exhibit V hereto. The Initial Leasehold Inventory shall be deemed to have an actual incurred cost of $9,272,380, $556,343 of which will be reimbursed by Participant. The cost of the Initial Leasehold Inventory set out above is intended to encompass all of the McMoRan and FRP expenditures associated with such Leasehold Interests and for cost of leads and other evaluation activities which have not materialized into a Leasehold Interests but which are not part of the cost of an Excluded Property, all of which costs shall be adjusted upon final accounting of such costs. None of the cost of drilling the OCS-G 3128 Well #2 on Vermilion Block 159 shall be charged to the Participant.

               2.2 McMoRan Efforts. McMoRan agrees to devote a substantial portion of its oil and gas exploration effort to the operation and management of the Program, which shall include all prospects, except those in the Excluded Areas, acquired and to be acquired by McMoRan during the Program Term within the Program Area, including but not limited to the Initial Leasehold Inventory. McMoRan will at all times have a staff adequate in number, experience and competence to perform its obligations hereunder and accomplish the purposes of the Exploration Program.

               2.3 Operator. McMoRan shall be the overall manager of the Program.


                                        III.

                         Sharing of Exploration Expenditures
                             and Interest of the Parties


               3.1 Sharing of Exploration Expenditures. Except as other-wise provided in this Agreement, Exploration Expenditures shall be shared as follows:

                 Participant                 McMoRan & All Other Members
                                             of McMoRan Group excluding
                                                     Participant
                     6%                                  94%



          If more than one Exploratory Well is drilled on a particular Onshore Prospect, Exploration Expenditures in connection with the drilling of any second and subsequent Exploratory Well on such particular onshore Prospect shall not be shared in the percentages set forth in this Paragraph 3.1 but shall be shared in the percentages set forth in Paragraph 3.2 hereof; provided, however, if the first Exploratory Well in such particular Onshore Prospect fails to reach objective depth because it encounters impenetrable substances, heaving shale, domal material, salt, excessive salt water flow or other formation or conditions or develops mechanical difficulty which would render further drilling impractical and McMoRan elects to drill a substitute for such well, the cost involved in the drilling of such substitute well shall be shared in the percentages set forth in this Paragraph 3.1 in the same manner as if such substitute well were the first Exploratory Well on the particular Onshore Prospect involved.

               3.2 Ownership Interests. Except as otherwise provided in this Agreement, the ownership of all Leasehold Interests and other properties and production acquired by the Program shall be shared as follows:

                    Participant         McMoRan & All Other Members
                                        of McMoRan Group excluding
                                                Participant
                          5%                         95%


               3.3 McMoRan Group Participation. Percentages are based upon the total McMoRan Group, which in many cases is less than the entire working interest.


                                         IV.

                              Exploration Expenditures



               4.1 Exploration Expenditures. Subject to the limitations provided in this Agreement, McMoRan shall be entitled to expend monies for Exploration Expenditures of the Program on behalf of itself and Participant without the prior approval of Participant. The term "Exploration Expenditures" means all actual charges allocable to each Prospect established prior to the end of the Program Term, determined in accordance with generally accepted industry standards, which charges are incurred by the Program prior to (i) the completion of the first Exploratory Well drilled by the Program on an Onshore Prospect that is completed as a well capable of production in Paying Quantities or (ii) the plugging, or the temporary abandonment if not plugged, of the first two Exploratory Wells drilled by the Program on an Offshore Prospect, as applicable, and such other costs applicable to exploration activities in the Program Area prior to the expiration of the Program Term or with respect to Prospects established prior to the end of the Program Term, which charges, among others, shall include the following:

               (a) The cost of acquisition of all Leasehold Interests in the Program Area, including but not limited to the Initial Leasehold Inventory and any Leasehold Interests Costs paid by McMoRan to third party program operators in connection therewith;

               (b) The cost of any geological, geophysical or other scientific, exploration or engineering work, services or data on the Prospect;

               (c) The cost of copies of all seismic records, geological and geophysical maps and other exploration data and information furnished to Participant;

               (d) Rental and other lease maintenance payments on the Leasehold Interests;

               (e) All necessary independent legal expenses and costs of title searches and title investigation whether or not Leasehold Interests are acquired, together with the costs of copies of title opinions and other title reports furnished to Participant;

               (f) The cost of drilling Exploratory Wells in a Prospect, including the cost of plugging and abandoning or capping same, if no completion attempt is made;

               (g)  Any   other   expenditures   properly   chargeable   as
          Exploration Expenditures under this Agreement, or as may be specified in the accounting procedure attached to the applicable Program Operating Agreement and which are attributable to exploration activities, but excluding all overhead provided for in such Program Operating Agreement until such time as the Exploration Fund has been fully committed;

               (h) Notwithstanding the foregoing, the cost of completing an Exploratory Well shall not be considered an Exploration Expenditure; and

               (i) In addition to the foregoing, McMoRan shall be entitled to charge as Exploration Expenditures those expenditures that McMoRan incurs annually for salaries of employees, including but not limited to costs of benefits programs related thereto, cost of retained consultants, including but not limited to its Technical Consultants, office rent, office supplies, insurance and other general and administrative costs that McMoRan incurs in the conduct of its activities, including but not limited to costs allocated to MOXY from FM Services Company or its Affiliates, less a reasonable portion of such costs that McMoRan allocates to the Excluded Areas. Prior to committing to a material increase in the aggregate costs contemplated by this subparagraph (i) McMoRan shall confer with Participant and in good faith consider any comments or suggestions that Participant may offer in regard to such contemplated material change. McMoRan shall not be permitted to charge any items under this subparagraph (i) after the expenditure of the Program Budget, but will thereafter be entitled to receive such amounts as may be provided in the applicable Program Operating Agreement.

               The term Exploration Expenditures shall also include any of the foregoing costs incurred by the Program in attempting to locate or acquire Leasehold Interests in Prospects for the Program in the Program Area whether or not the Program owns or acquires Leasehold Interests in such area or subsequently designates a Prospect under Paragraph 8.1 for such area.

               Except as may be expressly provided to the contrary in this Agreement, all Exploration Expenditures shall be invoiced and accounted for in accordance with the accounting procedure attached to the Program Operating Agreement, including the period of time set forth for joint interest auditing and adjustment.

               McMoRan shall further be entitled to reimbursement as an Exploration Expenditure prior to the end of the Program Term, or as a proper expenditure under the applicable Program Operating Agreement, as appropriate, from Participant for its share of reasonable inventories of pipe and equipment (it being the intention of the parties to keep such inventories at a minimum level consistent with the needs of the Program).

               McMoRan shall not have an obligation to spend a particular portion of the Program Fund during any Program Year but rather McMoRan shall commit Exploration Expenditures as the occasion arises to secure Prospects which McMoRan deems would be appropriate for the Exploration Program, subject to the provisions of Paragraph 6.1 hereof.

               McMoRan agrees to make available its entire geological and geophysical data base for use in operations under the Program at no cost to the Participant, except to the extent setforth in the immediately following sentence. The amounts expended in acquiring seismic data from Western Geophysical pursuant to the Licensing Agreement between McMoRan and Western Geophysical dated November 20, 1996 shall constitute proper charges to Exploration Expenditures, notwithstanding the fact that some of the costs incurred pursuant to such agreement were incurred prior to the beginning of the Program Term, except to the extent that any of such seismic data so acquired relates to Excluded Areas.

               Participant agrees  to bear  its proportionate  part of  all
          Exploration  Expenditures  of   the  Program,   subject  to   the
          limitations hereinafter set forth under Article VI.


                                         V.

                         Acquisition of Leasehold Interests


               5.1 Acquisition of Leasehold Interests. On behalf of the Program and subject to the limitations and guidelines herein set forth, McMoRan shall evaluate and acquire Leasehold Interests in the Program Area during the Program Term which it believes to be potentially productive of oil or gas.

               5.2 Excluded Areas. McMoRan and Participant agree that the following areas ("Excluded Areas") shall not be subject to the terms of this Agreement unless any such area, or portion thereof, has been recommended for inclusion herein by McMoRan in writing and Participant has concurred in writing in that recommendation:

               (a) Any Leasehold Interests or prospect lying outside the Program Area;

               (b) Any Leasehold Interests or Prospect which at the time of acquisition contains proven reserves unless (i) the then proven reserves do not constitute a material consideration in the acquisition, and (ii) the primary objective of the acquisition is to explore for oil and gas other than the then proven reserves;

               (c)  Those areas  identified on  attached Exhibit  III;  and

               (d) Any Leasehold Interests or prospect acquired through merger, acquisition, corporate reorganization or consolidation with or purchase of substantially all of the assets of an individual, a corporation or a partnership, provided that the primary purpose of such merger, acquisition, reorganization, consolidation or purchase is not to acquire a specific Prospect or Leasehold Interests which otherwise would be subject to this Agreement; provided, however, if in such an acquisition McMoRan acquires an inventory of exploratory prospects not associated with any proven production acquired in such acquisition, McMoRan shall meet with Participant and, in good faith, attempt to have the exploratory prospects transferred to the Exploration Program.

               5.3 Obligation. Subject to the limitations otherwise provided in this Agreement, Participant agrees to participate for its proportionate share of Exploration Expenditures as to all Leasehold Interests acquired or committed to by McMoRan in the Program Area during the Program Term. Without limiting or altering the effect of the AMI provisions of Article XIII hereof, from and after the end of the Program Term, McMoRan shall not be obligated to search for and offer to Participant any interest in Leasehold Interests within the Program Area.


                                         VI.

                                  Exploration Fund


               6.1 General. The Program shall have a budget of $165,000,000 for Exploration Expenditures to be incurred or committed during the Program Term (the "Exploration Fund"). Notwithstanding that the Exploration Fund is for the entire Program Term, unless McMoRan and Participant agree otherwise in writing, McMoRan will schedule its activities so that Exploration Expenditures are not likely to exceed on a cumulative basis one hundred fifty percent (150%) of $40,000,000 per twelve months period times the number of twelve months periods that have elapsed since the Program Term commenced.

               6.2 Limitations on McMoRan's Authority to Commit Exploration Fund. In addition to the other limitations imposed upon McMoRan's authority to commit Participant hereunder, once the actual and committed Exploration Expenditures reach the budgeted total, it is understood and agreed that McMoRan (i) will not undertake any additional drilling commitments on behalf of the Exploration Program, and (ii) will not acquire any additional Leasehold Interests on behalf of the Exploration Program. Additionally, McMoRan shall not make any commitment on behalf of the Program for the drilling of any well which is anticipated to commence more than six (6) months after the end of the Program Term.

               6.3  Budget Meetings and Reports.

               (a) On a quarterly basis, McMoRan shall hold a meeting in McMoRan's offices with Participant to discuss the contemplated activities of the Program for the following period. In such meetings, McMoRan shall advise Participant of the amounts of the Exploration Fund which have been committed to Prospects on which an Exploratory Well has not yet commenced. Such advise shall include the name of the Prospect, the amount of the Exploration Fund anticipated to be spent thereon and the anticipated commencement date of the Exploratory Well to be drilled thereon. On a monthly basis, McMoRan shall provide Participant with an accounting of the Exploration Expenditures of the prior month and Program Term to date reconciling prior billings and advance billings with expenditures. McMoRan will promptly advise Participant in writing when McMoRan reasonably believes that actual and committed Exploration Expenditures of the Program equal the Exploration Fund and will furnish reasonable data supporting such conclusion. In addition to the foregoing, McMoRan will furnish Participant on request and at Participant's expense any other data or information needed by Participant to comply with any governmental laws, rules and regulations, including those promulgated by the Securities and Exchange Commission.


                                        VII.

                         Scientific Studies and Information


               7.1 Scientific Studies and Information. During the Program Term, McMoRan shall conduct geological, geophysical, engineering and other scientific studies with respect to the acquisition and/or exploration of Leasehold Interests ("Scientific Studies") in the Program Area and the cost thereof shall be Exploration Expenditures.

               It is agreed that any seismic records, and other exploration data (not including any interpretation thereof by McMoRan or its Technical Consultants prior to the time a Prospect based thereon has been designated by McMoRan hereunder) that may be acquired by McMoRan under the terms of this Agreement shall become and remain the joint property of McMoRan, Participant and other members of the McMoRan Group. If McMoRan designates a Prospect under Paragraph 8.1 hereof affecting such acquired data, McMoRan shall at such time furnish copies of all such data, upon written request of Participant, including geological and geophysical maps, to Participant unless McMoRan is prohibited from furnishing a copy or disclosing it to Participant under the agreement by which McMoRan acquired such data. Except as otherwise provided in this Agreement, Participant shall be permitted full access to such data in McMoRan's offices unless prohibited from doing so under the agreement by which McMoRan acquires such data. McMoRan shall not be precluded from entering into data exchange agreements which McMoRan in good faith believes will benefit the Program and all data acquired pursuant to any such exchange agreement shall be the joint property of McMoRan, Participant and other members of the McMoRan Group. During and after the Program Term, McMoRan shall have the exclusive right to sell any such data which McMoRan in good faith believes no longer must be kept confidential for the purposes of the Program and the proceeds of such sale shall be shared by the Participant, McMoRan and the other members of the McMoRan Group on the same basis as the said parties own such data. At the end of the Program Term, McMoRan shall identify seismic records and other pertinent acquired data (not including any interpretation thereof by McMoRan or its Technical Consultants) as to which Prospects have not been designated during the Program Term and McMoRan shall, upon written request by Participant, provide it copies of all or any part of such data, unless prohibited from doing so under the agreement by which McMoRan acquired such data. Notwithstanding anything herein to the contrary, Participant shall not have or acquire any property interest in any interpretations by McMoRan or its Technical Consultants of any seismic or other exploration data unless and until a Prospect based thereon has been designated by McMoRan hereunder.


                                        VIII.

                                      Prospects


               8.1 Prospects. From time to time McMoRan will obtain information upon which it can determine and define a particular portion of the Program Area with sufficient specificity as to be identified as a Prospect. The term "Prospect" means a contiguous area which can reasonably be interpreted from geological and/or geophysical data as encompassing a geological structure, stratigraphic trap or other common geologic feature which makes its treatment as a single Prospect for oil and gas production purposes reasonable and some portion of which is considered prospective for commercial oil or gas production and is designated as such pursuant to this Article VIII. Based on such information, McMoRan shall from time to time designate an area as a Prospect of the Program. The size and configuration of a Prospect, as well as all details incident thereto, shall be determined by McMoRan. During the Program Term, McMoRan alone shall determine the time when an area is designated as a Prospect, whether or not Leasehold Interests have previously been acquired therein. After the Program Term and in accordance with Paragraph 8.2 hereof, any member of the McMoRan Group shall have the right to designate a Prospect which includes Leasehold Interests theretofore acquired through the Program. Without the prior consent of Participant, McMoRan shall not commit to the Program any Prospects which (1) McMoRan's economic analysis indicates will not have at least a before taxes rate of return of twenty-five (25) percent, or (2) the water depth for the first expected platform location is greater than 1,000 feet.

               At the time that McMoRan designates a Prospect it shall furnish to Participant a land plat showing the approximate outline of the Prospect and the proposed AMI therefor. Subject to Paragraph 5.2, McMoRan shall as soon as possible thereafter, upon written request of Participant, furnish Participant (to the extent not previously furnished) with all pertinent data then available with respect to the evaluation of such Prospect for oil or gas development excluding only such data as McMoRan is prohibited from disclosing by reason of confidentiality agreements with third parties respecting such data. Such data shall include a land and geophysical or geological report on such Prospect, including with respect to the drillsite for the first Exploratory Well proposed to be drilled thereon, a land plat, farmin, farmout and other trade agreements, copies of leases, drilling title opinions, assignments, unit designation agreements, operating agreements and other documents necessary for Participant to maintain adequate records relative to such Prospect and operations thereon, together with such of the following, as and when available, which are applicable to each such Prospect:

               (a)  An  itemized  list  of  all  Exploration   Expenditures
          charged to such Prospect;

               (b) An itemized estimate of probable additional costs which may have to be incurred in connection with such Prospect;

               (c) Any other information in McMoRan's possession relevant to an evaluation of such Prospect, including geological data, including but not limited to cross-sections, maps, key logs, and geophysical data, including copies of proprietary reprocessed data, sepias of lines; and

               (d) A description of the primary geologic objective and prospective zone(s) for which the Prospect was acquired.

               At the time each such Prospect is designated, McMoRan will separately allocate to it all Exploration Expenditures thereto-fore incurred and properly attributable to such Prospect, including but not limited to those expenditures made pursuant to Paragraph 4.1 above.

               8.2 Designation of Prospects After Program Term. To the extent any Leasehold Interests acquired by the Program are not included in Prospects designated by McMoRan on or prior to the end of the Program Term, then after such date any member of the McMoRan Group or their respective successors in interest shall have the right to propose a Prospect at the time that it proposes an Exploratory Well thereon. The geographic limits of such Prospect so designated shall meet the criteria set forth in Paragraph 8.1 and the AMI therefor shall be subject to the provisions of Article XIII hereof.


                                         IX.

                            Drilling of Exploratory Wells


               9.1  During Program Term.  During the Program  Term, at  the
          same time as McMoRan designates a Prospect under Paragraph 8.1 above or thereafter when it commits the Exploration Fund to the drilling of an Exploratory Well thereon or as soon as possible after McMoRan has received notice from a third party joint interest owner that it proposes the drilling of a well thereon, McMoRan shall provide to Participant (if not previously furnished and requested in writing by Participant) the following information:

               (a) An AFE for such well both as a dry hole and as a completed well;

               (b) A land plat depicting the Prospect, the proposed AMI for such Prospect and the Program's Leasehold Interests within the AMI for such prospect;

               (c) A schedule of the Program's Leasehold Interests in the Prospect AMI;

               (d) Maps depicting McMoRan's geological and geophysical interpretations of the Prospect;

               (e) McMoRan's economic analysis of the Prospect's potential and timing and estimated costs to develop, including description of facilities to be used, if then known;

               (f) Information as to whether any other third party joint interest owner has elected to join or not to join in the drilling of such well;

               (g) The surface location, proposed bottom hole location, proposed depth and well prognosis including casing program, mud program and logging program for such well (to the extent available in those cases where a third party is the operator of the well) and any other information in McMoRan's possession relevant to an evaluation of such well; and

               (h) Any acreage or cash contribution pledged in support of the proposed operation.

               Beginning with the permitting process for any Exploratory Well drilled hereunder, and continuing through the drilling and completion, temporary abandonment or plugging and abandonment for such well, McMoRan shall provide the following information if requested in writing by Participant (to the extent available to McMoRan and not previously furnished):

               (a) name of well, name of Prospect, and identification number;

               (b) drilling permits, plugging and abandonment permits and permission to produce;

               (c)  all daily drilling  reports, State completion  reports,
          well  completion  schematic  diagram,  stimulation  reports   and
          workover reports;

               (d) all core analyses, fluid analyses, PVT. analyses, water sample analyses;

               (e) all pressure survey, DST reports, and pressure buildup or drawdown data;

               (f)  all well logs.

               9.2 After Program Term. Subject to Paragraph 19.2 hereof, after the Program Term, McMoRan or Participant shall have the right to propose the drilling of an Exploratory Well or a Development Well on any Prospect. The terms and provisions of the applicable Program Operating Agreement shall govern any such proposal.


                                         X.

                         Farmout or Participation Agreements


               10.1 Participation Agreements. During  the Program Term,  if
          in the process of evaluation of a Prospect the data and information lead McMoRan to the good faith determination that because of the large expenditures required, the extraordinary risk involved or other facts deemed relevant by McMoRan, an outside venturer should be obtained in such Prospect, McMoRan shall have the right to undertake to negotiate an agreement with a third party to join in the drilling of the Exploratory Well on the Prospect and thereby acquire a portion of the Exploration Program's interest in such Prospect; provided, however, that if any such agreement would reduce the interest of the Exploration Program by more than fifty percent (50%), McMoRan must obtain the prior approval of Participant. McMoRan shall give notice to Participant of its intention to negotiate an agreement with an outside venturer which would reduce the interest of the Exploration Program by more than fifty percent (50%), stating the time within which the circumstances require an expression of approval or disapproval by the Participant. Failure of Participant to disapprove the proposed negotiation within the stated period of time may be deemed by McMoRan to be approval by Participant. Any agreement with an outside venturer shall be on the basis of the outside venturer paying and bearing not less than the proportionate part of all drilling costs and expenses of the Exploratory Well attributable to the undivided interest transferred to such outside venturer, and the interest in the Prospect transferred to or earned by such outside venturer shall reduce the respective interests of McMoRan and Participant proportionately. Any promotion or other consideration received by McMoRan incident to such agreement with an outside venturer shall be held for the benefit of the Exploration Program and the members of the McMoRan Group shall be entitled to participate therein in proportion to their interest in the Prospect. The foregoing provision shall not be applicable to McMoRan's transaction with other members of the McMoRan Group so long as
          the  interest  of  Participant  set  forth  in  Article  III   is
          maintained.

               10.2 Farmout Agreements. During the Program Term McMoRan shall have the right to enter into farmout agreements with unrelated third parties on such terms as it deems appropriate respecting Leasehold Interests or portions thereof which are not anticipated to be drilled or committed to be drilled by the Exploration Program during the Program Term; provided, however, McMoRan shall keep Participant advised as to any such farmout proposals or plans and shall honor the request of Participant that its interest in such Leasehold Interests or Prospect not be farmed out if Participant advises McMoRan within ten (10) days, or forty-eight (48) hours if a drilling rig is on location with stand-by rig charges accumulating, of McMoRan's notice of intention to farmout that it will participate as to its ownership interest in the drilling of the anticipated farmout well.

               McMoRan shall not farmout any of Participant's Interest in a Prospect on which the Program has a producing well without the prior consent of Participant.

               10.3 Trade Agreements. During the Program Term, in connection with the drilling of an Exploratory Well on a Prospect, McMoRan shall have complete authority to enter into unit agreements, acreage swap agreements, bottom hole and dry hole contribution agreements and any similar agreements with unrelated third parties. The cost or proceeds of any of the forgoing agreements shall be credited or charged to the members of the McMoRan Group (1) in the proportion that such parties participated in the drilling of the affected Exploratory Well, or
          (2) if the costs relate to the payment by the Exploratory Program of a dry hole or bottom hole contribution to a third party, in the proportion that such parties bear Exploration Expenditures hereunder, and any interest in leases or oil or gas thus acquired by exchange shall constitute Leasehold Interests subject hereto and be owned by the members of the McMoRan Group in proportion to their ownership interest in such Prospect.


                                         XI.

                                       Burdens


               11.1 Burdens. The Leasehold Interests to be acquired by the Program shall be subject to and McMoRan and Participant each shall bear its proportionate part of all third party overriding royalties and other burdens on Leasehold Interests (including subsequently acquired Leasehold Interests in the Prospect AMI) which McMoRan contracts for incidental to the acquisition or evaluation of such Leasehold Interests. Participant acknowledges that McMoRan has heretofore entered into a retainer agreement with a Technical Consultant and may enter into similar agreements with others during the Program Term. Without the consent of
          Participant,  McMoRan  agrees  not   to  subject  any   Leasehold
          Interests to overriding royalty burdens to its Technical Consultants which exceed the amounts deliverable to its current Technical Consultant, CLK Company, L.L.C.(CLK),under their existing agreement as described in the letter to Participant dated the date hereof. McMoRan has provided Participant with a copy of its current consulting agreement with CLK and Participant agrees that it will bear its proportionate part of the overriding royalties to which CLK is entitled pursuant to the terms of said consulting agreement as to any Leasehold Interests acquired hereunder as well as to any Leasehold Interests that Participant may acquire pursuant to an AMI agreement subject hereto.


                                        XII.

                                 Operating Agreement


               12.1 Operating Agreement. Except as otherwise provided in this Agreement, all operations on each Prospect will be carried out in accordance with the provisions of the Program Operating Agreement, Offshore or Onshore as applicable, with charges and credits to the join account to be made in accordance therewith, including all overhead as to the drilling of Development Wells. In the event of conflict between the terms of the Program Operating Agreement and the terms of this Agreement, this Agreement shall control. A particular Leasehold Interests or Prospect may be subject to a different form of operating agreement (third party) with one or more third parties not related to McMoRan, which operating agreement (third party) shall apply and control at the time it becomes effective in the event of conflict therewith and the Program Operating Agreement. In the event of conflict between such operating agreement (third party) and this Agreement (other than the Program Operating Agreement), this Agreement shall control as between McMoRan and Participant.


                                        XIII.

                               Area of Mutual Interest



               13.1 Third Party Area of Mutual Interest Agreements. McMoRan may be obligated to enter into third party AMI agreements in connection with the acquisition of additional Prospects for the Program. Participant agrees to be bound by the provisions of such AMI agreements.

               13.2 Program Area of Mutual Interest Agreement. At the time a Prospect is identified by McMoRan pursuant to Paragraph 8.1 hereof, there shall be created an Area of Mutual Interest among McMoRan, Participant and the other members of the McMoRan Group. The lands within such Area of Mutual Interest shall include the involved Prospect and shall be fixed and determined in the following manner:

               (a) McMoRan shall submit to Participant and the other members of the McMoRan Group a plat delineating the area which it determines on a sound geological basis should be considered as the area which, even though outside the boundaries of the Prospect, should be considered an area of mutual interest in connection with the Prospect.

               (b) In the event that Participant does not accept the proposed area of mutual interest, consultation shall be had between McMoRan and Participant and the other members of the McMoRan Group in an effort to fix and determine the area to constitute the area of mutual interest.

               (c) If McMoRan and the other members of the McMoRan Group are able to agree on such area, the area agreed upon shall constitute the Area of Mutual Interest, or if agreement cannot be reached, the area of the Leasehold Interests as to a Prospect all of which is under Federal leasing jurisdiction, or as to any other Prospect the area within one-half (1/2) mile surrounding the outer perimeter of the Prospect, shall constitute the Area of Mutual Interest; provided however, any such AMI shall not include any portion of an Excluded Area.

               The AMI shall be effective so long as any Leasehold Interests in such AMI is owned by any of the parties or is subject to this Agreement, but in no event longer than the earlier of (i) December 31, 2006 or (ii) one (1) year after the plugging and abandoning of an Exploratory Well thereon unless another Exploratory Well has been commenced thereon or McMoRan and/or another member(s) of the McMoRan Group have agreed to install a drilling and production platform on such Prospect within such one (1) year period.

               Any acquisition of Leasehold Interests within such AMI after the establishment thereof by McMoRan or Participant or any other member of the McMoRan Group shall be made available to be shared by McMoRan, Participant and the other members of the McMoRan Group. Subject to the rights of any third party under third party AMI agreements as described in Paragraph 13.1, each party shall have the option to participate in any such acquisition in the proportion as such party's then interest in such Prospect as compared to the total interest of the McMoRan Group, which option is to be exercised in the following manner: the acquiring party shall notify each of the other parties of such acquisition, furnish a copy thereof and such title information as the acquiring party has, stating the cost of such acquisition and/or obligations that must be assumed in connection therewith. Each of the other parties shall have a period of fifteen (15) days with respect to the interests not related to a drilling well, and forty-eight (48) hours (or such lesser period as required by the circumstances and stated in the notice) with respect to interests related to a drilling well, after receipt of such notice within which to elect and notify the acquiring party whether or not such party desires to participate in such acquisition. Failure to respond shall be deemed an election on the part of such party not to participate in such acquisition. Upon election and payment to the acquiring party of such other party's share of the cost of such acquisition and assumption of its share of such obligations, such other party shall be entitled to an assignment of its pro rata share of such party's interest in such acquisition. The foregoing provision of this paragraph shall not apply nor shall they alter Participant's obligation to purchase its proportionate part of any Leasehold Interests acquired by McMoRan hereunder in those cases where the costs of acquiring such interests are Exploration Expenditures.

               In the event any party does not elect to participate in an interest tendered to it under this Paragraph 13.2 the participating parties may, within twenty-four (24) hours after notice thereof, elect to take their proportionate shares of the non-participating party's interest. Time periods expressed in this Paragraph 13.2 are inclusive of Saturdays, Sundays and legal holidays.

               The  provisions  of  this   Paragraph  13.2  shall  not   be
          applicable to acquisitions by any party hereto of an interest acquired from any other member of the McMoRan Group or through merger, corporate reorganization or consolidation with or purchase of all or substantially all of the assets of a corporation, an individual or a partnership; provided, however, that the primary purpose of such merger, corporate reorganization, consolidation or purchase is not to acquire Leasehold Interests in a specific Prospect which otherwise would be subject to this Agreement.

               McMoRan agrees to furnish Participant with a list of names, addresses, persons designated to receive notices and the proportional interest of each of the other members of the McMoRan Group who have a right to participate in acquisitions made by Participant within an AMI. Additionally, McMoRan agrees to secure reciprocal obligations in favor of Participant from each of the other members of the McMoRan Group.


                                        XIV.

                               Assumption of Interest


               14.1 Assumption of Interest. If any member of the McMoRan Group exercises its right (where it has such right) to decline to participate in an acquisition of Leasehold Interests, the members of the McMoRan Group participating therein may, within five (5) days after notice thereof, elect to take their proportionate share (i.e. in the proportion which the ownership interest of each such participating party bears to the ownership interest of all such participating parties) of the non-participating party's interest. If the participating party(s) do not agree to assume all of the interest which would have been assumed by the non-participating party(s), then the acquisition shall not be carried out.



                                         XV.

                               Ownership of Production


               15.1 Ownership  of  Production.   All  the   oil,  gas   and
          casinghead gas produced for the account of the Leasehold Interests from any well shall be owned by McMoRan, Participant and by the other members of the McMoRan Group severally, in proportion to the respective interests of each therein as set forth in Paragraph 3.2. above, except as otherwise provided in this Agreement, and subject to the right, if any, that others may have under the terms of this Agreement or any operating agreement relating to such well. Anything to the contrary herein notwithstanding, each party shall at all times have the right to take in kind or separately dispose of such party's share of the production from any such well, subject to the provisions of the applicable Program Operating Agreement. McMoRan shall, however, attempt to give Participant at least seven (7) days advance written notice of the anticipated date of first deliveries of any production from a Prospect.


                                        XVI.

                             Relationship of the Parties


               16.1 Tax Partnership. This Agreement is not intended and shall not be considered to create a partnership within the meaning of the federal common law or under the applicable laws of any state or under the laws of the state in which any party hereto is incorporated, organized or conducting business or to create a relationship whereby any of the parties shall be held liable for the acts, either of omission or commission, of any other party thereto; provided, however, that in the event a party should suffer a loss by reason of an unauthorized act of the other party hereto, the latter shall indemnify and save harmless the former.

               The parties expressly agree that no party hereto shall be responsible for the obligations of any other party, each party being severally responsible only for its obligations arising hereunder and liable only for its allocated share of the costs and expenses incurred hereunder. It is not the purpose or intention of this Agreement to create, and this Agreement should never be construed as creating, a relationship whereby any of the parties shall be held liable for acts, either of omission or commission, of any other party hereto. Notwithstanding the foregoing, each party hereto agrees that this Agreement creates a partnership for Federal and State income tax reporting purposes only, which tax partnership shall function and exist in accordance with the terms and provisions of Exhibit IV attached hereto. McMoRan agrees to provide to the Participant on a best efforts basis, by April 30th of each year, any information available to it relating to operations conducted pursuant to the Program that is necessary for Participant to prepare Schedule K-1 of its federal income tax return.


                                        XVII.

                                  Billings; Notices


               17.1 Billings; Notices. All billings and notices shall be as provided in the applicable Program Operating Agreement.


                                       XVIII.


                            Special Non-Consent Elections



               18.1 Casing Point Election - Onshore Prospects. At such time as an Exploratory Well has been drilled to the final total depth on an Onshore Prospect, McMoRan shall notify Participant that the Casing Point has been reached on such well, and whether or not McMoRan recommends that an attempt be made to complete such well. McMoRan shall also furnish, if requested in writing by Participant, the estimated costs of completing and equipping the well and plugging and abandoning same if the completion is unsuccessful, and all well logs, core analyses and other information in its possession not theretofore furnished relevant to evaluation of a completion attempt. Within forty-eight (48) hours (inclusive of Saturday, Sunday and legal holidays) of receipt of such recommendation, Participant shall advise McMoRan whether or not it desires to participate in the recommended completion attempt. If McMoRan and Participant agree to attempt completion, McMoRan shall thereupon be authorized to proceed with the completion attempt and to charge the cost thereof as a Development Expenditure; provided, however, the cost of plugging and abandoning the well shall be charged as an Exploration
          Expenditure if the completion attempt is unsuccessful. If Participant does not elect to participate in such completion attempt, it shall have no further rights hereunder as to the Prospect involved. If McMoRan recommends abandonment without a completion attempt, McMoRan shall have the well plugged and abandoned, charging the cost thereof as an Exploration Expenditure. Additionally, if Participant does not elect to participate in a second or subsequent Exploratory Well in a particular Prospect, Participant shall have no further rights hereunder as to the Prospect involved.

               18.2 Elections Prior to Platform Installation - Offshore Prospects. If Participant does not elect to participate in (a) the drilling of any well on an Offshore Prospect proposed by McMoRan to be drilled after the drilling of the first two (2) Exploratory Wells thereon and prior to the installation of the first drilling and/or production platform on such Prospect or (b) Participant does not elect to participate in the installation of the first drilling and/or production platform on such Prospect, the Participant shall have no further rights hereunder as to the Prospect involved.

               18.3 Time Periods. Whenever an election right is provided in the body of this Agreement and no time period for response is stipulated then the applicable time periods provided in the applicable Program Operating Agreement shall apply.

               18.4 Completion Attempt by Participant - Onshore. If McMoRan does not recommend the completion of an Onshore Exploratory Well and Participant advises McMoRan within forty-eight (48) hours (inclusive of Saturday, Sunday and legal holidays) of the receipt by Participant of such recommendation from McMoRan that Participant elects to attempt to complete such well, McMoRan shall undertake the completion thereof, and any subsequent plugging and abandoning thereof, for the account of Participant and Participant shall bear all costs, risks and expenses of such completion attempt and abandonment thereof and Participant agrees to indemnify and hold McMoRan harmless therefrom. If such completion attempt is successful McMoRan will assign Participant all of its interest in the borehole of such well and any production therefrom, but such assignment shall not confer any additional interest to the Participant in the balance of the particular Prospect involved.


                                        XIX.

                                    Program Term


               19.1 Program Term . The Program Term shall commence on December 15, 1997 and shall terminate, except for completion of operations which were theretofore commenced or committed, on the earlier of March 31, 2002, or the date that all of the Exploration Fund has been spent or committed. At the end of the Program Term, McMoRan shall provide Participant with a list (the _Committed List_) of the undrilled wells, Prospects and farmout agreements as to which it has committed the Exploration Fund. Once such Committed List has been provided to Participant, no substitution shall be made by McMoRan without the consent of Participant.

               19.2 Unfunded Prospects. At the same time as McMoRan submits the Committed List, McMoRan shall also submit a listing of all Prospects which would have been committed to the Exploration Program except for the fact that the Exploration Fund had been fully expended and/or committed. Within fifteen (15) days of receipt of such listing from McMoRan, Participant will have the option to commit additional funds to the Exploration Fund for the drilling of the first Exploratory Well on any such Prospect or Prospects or to advise MOXY that it does not elect to so commit any such additional funds. If the Participant does so commit, the drilling of such first Exploratory Well on a Prospect where Participant commits such additional funds shall be charged as Exploration Expenditures and shall be deemed included in the Committed List. If the Participant does not commit such addi-tional funds for a Prospect on such listing, MOXY shall have the right to acquire Participant's interest in such Prospect, free of any liens, burdens, or overriding royalties not provided for by
          Article XI hereof, by reimbursing Participant for any direct costs incurred by Participant in acquiring Leasehold Interests in such Prospect; if MOXY so reimburses Participant, such Prospect shall be excluded from this Agreement and Participant shall have no further right hereunder as to such Prospect.


                                         XX.

                            Operations After Program Term


               20.1 General. After the Program Term, all Leasehold Interests of the Program will be subject to the provisions of the applicable Program Operating Agreement and the provisions of this Agreement except as set forth in Paragraph 19.2 and this Article
          XX. Any Leasehold Interests which is included in a Prospect on which an Exploratory Well has been committed as shown on the Committed List shall become subject to this Article XX after the drilling of such committed well.

               20.2 Exploratory Wells. After the Program Term, McMoRan and/or Participant shall have the right to propose the drilling of an Exploratory Well on a Prospect in accordance with Paragraph
          9.2 hereof.

               20.3 Development Expenditures. All Development Expenditures shall be borne by the parties according to their interest and subject to the provisions of the applicable Program Operating Agreement, whether incurred before or after the Program Term.

               20.4 Provisions Which Do Not Survive the End of the Program Term. From and after the end of the Program Term, McMoRan shall have no right to commit Participant to any expenditures except in accordance with the applicable Program Operating Agreement and with respect to the conclusion of then drilling or committed operations. McMoRan shall have no obligation thereafter to offer Participant the right to acquire any Leasehold Interests unless such acquisition is subject to an AMI agreement with Participant. Further, McMoRan shall have no further right to bind
          Participant's interest to any trade agreement except as may be expressly authorized by Participant.


                                        XXI.

                                  Confidentiality.


               21.1 Confidentiality. Except to the extent provided to the contrary hereunder and subject to any agreements with third parties entered into pursuant to the Program, each party agrees that at all times prior to, but not after, December 31, 2007, it will take all reasonable steps to keep secret and confidential and not disclose to any third party, geological or geophysical data, progress reports or other information which it may receive as a result of operations carried out under this Agreement; provided, however, that these restrictions shall not apply to information which (i) is in, or has entered into, the public domain without breach of the provisions of this Paragraph 21.1;
          (ii) is in the possession of a party receiving same as a result of prior receipt thereof from another party (not a party to this Agreement) prior to the time of such receipt under this Agreement, (iii) may lawfully be obtained as a matter of right by the party receiving same from another source, (iv) is required to be disclosed by law or the rules of any governmental agency or an applicable stock exchange, by McMoRan or Participant, or (v) is furnished to Affiliates, or to bona fide prospective purchasers, mortgagees, prospective mortgagees, lenders, prospective lenders, prospective joint program participants and consultants for evaluation purposes provided that any person furnished information pursuant to this clause (v) agrees not to communicate such information to any other party or to use it for their own benefit in a manner adverse to the interests of the McMoRan Group. Notwithstanding the foregoing, the parties recognize that from time to time information (such as logs) may be acquired by the Program which should not be disclosed to anyone other than those persons who must have such information. Each party shall take all reasonable steps to require its employees and consultants to be bound by the provisions of this paragraph in the same manner as it is bound hereunder. News releases concerning discoveries or operations of the Program shall only be made in accordance with guidelines attached to the applicable Program Operating Agreement, subject to the requirements of applicable laws and regulations and requirements of applicable stock exchanges.


                                        XXII.

                                      Insurance


               22.1 Insurance for Program. McMoRan shall, at the expense of the Exploration Program, procure and maintain with responsible companies insurance in the amounts and covering the risks set forth below:

               (a)  Worker's Compensation:
                    Such insurance shall be in full compliance with the law in the state where the work is to take place and shall contain a voluntary compensation endorsement and a waiver of subrogation as to Participant. Where applicable, coverage shall also be provided to comply with the:

                    (i)  U.S. Longshoremen's and Harbor Worker's
                         Compensation Act, and the
                    (ii) Outer Continental Shelf Lands Act.

               (b)  Employer's Liability:

                    Such insurance shall have a limit of liability of $500,000 per accident and shall be endorsed, where applicable, to provide:

                    (i) Maritime (Amendment to Coverage B), to include transportation, wages, maintenance and cure.
                    (ii) A claim "in rem" will be treated as a claim "in
                         personam".
                    (iii)A waiver of subrogation as to Participant.

               (c)  Comprehensive General Liability Insurance:

                    Such insurance shall have a limit of $1,000,000 per occurrence and shall be endorsed, where applicable, to provide:

                    (i)  Deletion of the watercraft exclusion.
                    (ii) Contractual liability coverage.
                    (iii)That Participant be named as an additional insured.

               (d) Control of Well Insurance in the minimum amount of $50,000,000 for the total loss, endorsed to name Participant as an additional insured.

               (e) All vessels owned or chartered by McMoRan shall be adequately covered by Hull and Protection and Indemnity Insurance.

               (f) No insurance other than as specified above shall be provided by McMoRan.

               (g) McMoRan shall require contractors and subcontractors performing work for the Program to provide such insurance as deemed reasonable by McMoRan in relation to the work to be performed by said contractors or subcontractors.

               (h) Upon request, certificates of insurance evidencing the insurance obtained by McMoRan hereunder shall be furnished to Participant.

               (i) McMoRan shall also carry policies of the following insurance which will name Participant as an additional insured:

                    (i) Where applicable, Blanket Charters' Legal Liability and Cargo Legal Liability with a limit of liability of $500,000.
                    (ii) Umbrella liability Insurance in the amount of
                         $25,000,000 excess of all primary limits.

                    Participant shall be billed seperately for its pro rata share of such insurance.


                                       XXIII.

                              Record Title, Assignment


            23.1 Record Title. For convenience, McMoRan shall initially hold record title to the Leasehold Interests acquired hereunder; provided however, upon written request by Participant, McMoRan will, within 120 days following the completion by the Program on an Onshore Prospect of a well capable of producing in paying quantities, or within 120 days following the installation of the first drilling and/or production platform on an Offshore Prospect by the Program, as applicable, execute and deliver to Participant a recordable assignment of Participant's interest in all Leasehold Interests in such Prospect, unless Participant has no further rights hereunder as to a particular Prospect as the result of a decision not to participate pursuant to Paragraph 18.1, Paragraph 18.2 or Paragraph 19.2, as applicable. Notwithstanding the foregoing, if a Prospect involves the acquisition of a Leasehold Interests from a third party, the period hereinabove provided for the delivery of assignments shall be extended, if required, until 60 days following the receipt of an assignment of interest by McMoRan from such third party; provided however, in the event that such an assignment requires the approval of a governmental authority then such period will be extended for 60 days following the receipt by McMoRan of the required approval from the governmental authority. In addition, at the end of Program Term McMoRan shall execute and deliver to Participant a recordable assignment of Participant's interest in any other Leasehold Interests not previously conveyed to Participant during the Program Term pursuant to any provision of this Agreement. Such assignment shall warrant title against all parties claiming by, through or under McMoRan, but not otherwise; but McMoRan shall assign to Participant, with full right of subrogation, to the extent so transferable, the benefit of and the right to enforce the covenants and warranties, if any, which McMoRan is entitled to enforce with respect to the interest assigned or any part thereof. Each assignment shall be subject to this Agreement and shall be charged with and burdened by the proportionate part of the royalties provided for in each lease covered thereby, any overriding royalty or similar interest with which such Leasehold Interests are burdened as authorized by Paragraph 11.1 hereof and any other contracts or agreements with which such Leasehold Interests are burdened by McMoRan as expressly authorized by other provisions of this Agreement and which continue to burden such Leasehold Interests at the time of such assignment. If, however, there are restrictions on assignability with respect to a Prospect or Leasehold Interests prohibiting McMoRan as nominee for the Program from transferring interests in such Prospect or Leasehold Interests, McMoRan shall continue to hold record title in its name on behalf of the parties owning interests therein rather than for the Program, and at the request of such parties will execute a mutually acceptable nominee agreement.


               23.2 Assignment. Except  as  permitted  below,  without  the prior written consent of the other party, neither McMoRan nor Participant shall assign any rights in this Agreement. Until the Program has completed a well capable of production in Paying Quantities on an Onshore Prospect or prior to the election provided in Paragraph XVIII hereof as to an Offshore Prospect, or the end of the Program Term, whichever first occurs, no party hereto may assign its interest in the Leasehold Interests within said Prospect acquired pursuant to the Program without first obtaining the consent of the other party hereto (which approval will not be unreasonable withheld); provided that granting of a lien or security interest by any party shall not require such consent. The assignees of any Leasehold Interests acquired pursuant to the Program shall be bound by all of the assignor's obligations with respect to such Leasehold Interests as to the interest assigned. Notwithstanding the foregoing, either Participant or McMoRan without the necessity of obtaining consent may transfer all or any part of its interests and rights in this Agreement or in any Prospect to any Affiliate provided that the assigning party shall remain liable hereunder.


                                        XXIV.

                                Subsequent Interests



               24.1 Subsequent Interest . Except with respect to burdens described in Paragraph 11.1, or as otherwise provided in this Agreement, a party who creates any burden against such party's interest in any Leasehold Interests shall be solely responsible for such burden; and in the event such party is required, pursuant to other provisions of this Agreement including the applicable Program Operating Agreement or a third party operating agreement, to assign its interest in any Leasehold Interests to any other party, such assignment shall convey and vest title to such interest in such assignee free and clear of any such burden.


                                        XXV.

                                       General



               25.1 Records. McMoRan shall maintain complete and accurate records of all Leasehold Interests acquired and held hereunder, the acquisition and disposition of all equipment hereunder, and of all expenditures made hereunder in accordance with generally accepted industry standards. McMoRan will maintain complete and accurate records of all correspondence with any operator who may be operating properties in which the parties hereto have an interest under this Agreement, and will retain a copy of all statements, bills and other instruments furnished by any such operator in accordance with generally accepted industry standards. Such records, together with receipts, vouchers and other supporting evidence thereof in McMoRan's possession and control, will be available for inspection, copying and audit by Participant or its duly authorized representatives on reasonable notice at McMoRan's office during regular business hours then in effect. Participant's right to audit McMoRan's records for the purpose of challenging the correctness of any charge made by McMoRan hereunder shall terminate as provided in the accounting procedure attached to the Program Operating Agreement. Participant shall be entitled to join McMoRan in any audit made by McMoRan of the records of third party operators of properties in which Participant acquired an interest under this Agreement. At the request of Participant, McMoRan shall conduct or cause to be conducted an audit of the records of any such third party operator hereunder, said audit right to be as specified in such third party agreement including the polling of other non-operators to determine if they desire to participate, at which time McMoRan may decline to participate and therefore not bear any cost related to such audit. In addition, Participant shall have the same audit rights as held by McMoRan under third party agreements including the right to elect participation in any audit performed by another non-operator if McMoRan elects not to participate in such audit and Participant shall receive copies of all reports of joint venture audits which are conducted.

               25.2 Access. Participant or its duly authorized represen-tative shall have access at all reasonable times, at its expense and risk, to the derrick floor of any well being drilled hereunder in which Participant is participating; and Participant shall have the right to inspect all materials on hand for the account of the Program and to observe any such operations conducted hereunder.

               25.3 Claims and Litigation. Except as to matters arising with respect to a particular Prospect after the Program Operating Agreement has become applicable as to all further operations thereon under the provisions of this Agreement (as to which the provisions of such Program Operating Agreement will govern), all investigation, litigation and settlements in connection with titles, claims and causes of action of every kind and joint rights and interests of the members of the McMoRan Group in the Program Area in connection with the Program shall be carried on, conducted and defended for and on behalf of all members of the McMoRan Group involved. Each party shall notify the others of any process served upon it in any such suit or claim. Where a claim has been made or a suit has been filed against McMoRan or Participant or any other member of the McMoRan Group for damages caused by or arising out of operations the expense of which is charged to the Exploration Fund as authorized herein, McMoRan shall retain legal counsel to handle the defense of such suit or claim and notify Participant and other members of the McMoRan Group involved of the retention of such legal counsel. The cost of such legal services shall be charged in the same manner as Exploration Expenditures are charged. Participant may, if it so chooses, elect to retain its own legal counsel (at Participant's expense) to defend its interests in any such suit or claim; and in such event the claim or suit shall be defended by a committee of attorneys selected by and representing the separate interests of the respective members of the McMoRan Group (with each member of the McMoRan Group being responsible for the fees and expenses of its own counsel), with McMoRan's counsel as chairperson. All settlements of suits and claims shall be subject to the approval of Participant; except that McMoRan may settle any claim under $100,000 without first receiving Participant's approval, provided the payment is in complete settlement. The costs and expenses involved in those matters which are subject to the provisions of this Paragraph 25.3 shall be shared and borne solely by the parties who participated in such operation or Leasehold Interests in proportion to their respective participation in the applicable operation or Leasehold Interests. McMoRan agrees to keep Participant advised as to claims for which Participant may be partly responsible hereunder.

               25.4 Good Faith. McMoRan and Participant agree to act in good faith with respect to their respective activities under this Agreement.

               25.5 Governing Law. This Agreement and the documents provided for herein shall be deemed to be governed by, and construed in accordance with, the laws of the State of Louisiana.

               25.6 Failure to  Respond. Except  as provided  in  Paragraph
          10.1 hereof, whenever under this Agreement (exclusive of the applicable Program Operating Agreement) Participant is given the right to approve or disapprove or participate or decline to participate in a proposed operation or acquisition, failure to respond shall be deemed a response to disapprove or decline to participate in the proposed operation or acquisition unless McMoRan is recommending and electing to plug and abandon a well, in which event failure to respond shall be an election to plug and abandon.

               25.7 Conflicts. Should there be any conflict between the body of this Agreement and any Exhibit hereto, the provisions contained in the body of this Agreement shall control.

               25.8 Reciprocal Rights. All rights granted by Participant in this Agreement to the other members of the McMoRan Group who are not parties to this Agreement shall be reciprocal and McMoRan has entered or shall enter into agreements which shall cause such other members of the McMoRan Group to grant such reciprocal rights to Participant. To the extent necessary for Participant and such other members of the McMoRan Group to enforce the aforesaid reciprocal rights, Participant shall be designated as a third party beneficiary in such other agreements and such other members of the McMoRan Group are hereby designated as third party beneficiaries of this Agreement.


               25.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, nothing herein contained shall be construed as permitting an assignment contrary to the terms and provisions of this Agreement.



               IN WITNESS WHEREOF, this  Agreement is executed in  multiple copies each  of  which shall  be  deemed  to be  an  original  on

          December 22,  1997  but effective  as  of the  date  first  above written.


                                             McMoRan Oil & Gas Co.


                                             By:_/s/ Glenn A. Kleinert
                                                    -----------------
                                                Glenn A. Kleinert
                                                Senior Vice President




                                                /s/ Gerald J. Ford
                                                    --------------
                                                  Gerald J. Ford




               The remainder of the Exhibits to the Amendment to Participation Agreement McMoRan Exploration 1997 Exploration Program between McMoRan Oil & Gas Co. and Gerald J. Ford dated as of December 15, 1997 have been intentionally omitted and will be provided upon request.